Exhibit 99.1

Source: Aris Water Solutions, Inc.

February 28, 2022

Aris Water Solutions Reports Fourth Quarter & Full Year 2021 Results

HOUSTON, Texas, Feb. 28, 2022 – Aris Water Solutions, Inc. (NYSE: ARIS) (“Aris”, “Aris Water” or the “Company”), today announced financial and operating results for the fourth quarter and year ended December 31, 2021.

FOURTH QUARTER & YEAR OF 2021 HIGHLIGHTS

●	Record total water volumes of approximately 1.1 million barrels per day for the fourth quarter of 2021, up 14% versus the third quarter of 2021
●	Continued growth in recycled produced water with 185,000 barrels per day for the fourth quarter of 2021, up 42% versus the third quarter of 2021
●	Full year 2021 consolidated net loss of $7.0 million, down from a consolidated net income of $7 thousand for full year 2020. Net income for the full year of 2021 was $21.5 million excluding a non-cash charge of $28.5 million associated with the abandonment of an asset
●	Adjusted EBITDA[1] of $120.5 million for the full year of 2021, up 63% versus the full year of 2020
●	Property, Plant, and Equipment Expenditures of $74.7 million for the full year of 2021, down approximately 47% from $139.6 million for the full year of 2020

“Aris’s fourth quarter capped an outstanding year for the Company,” stated Amanda Brock, Chief Executive Officer of Aris. “In the fourth quarter, we again moved record water volumes and our recycling activities continued to grow rapidly as our existing and new customers increased their demand for the use of recycled water. Throughout 2021, we executed new long-term acreage dedications for handling and supply and firmly established ourselves as a leading provider of sustainable water recycling solutions. During 2021, we expanded our operating margins and reduced our capital expenditures, efficiently utilizing and growing our existing system. We also expanded our focus on piloting and evaluating beneficial reuse technologies and opportunities to use treated produced water outside of the oil and gas industry. We remain highly optimistic and confident about Aris’s continued growth in 2022.”

1 Adjusted EBITDA is a non-GAAP financial measure. See the supplementary schedules in this press release for a discussion of how we define and calculate Adjusted EBITDA and a reconciliation thereof to net income, the most comparable GAAP measure.

“2021 was a transformational year for Aris,” said Bill Zartler, Founder and Executive Chairman of Aris. “We issued the first sustainability linked bond in the produced water industry and successfully completed an initial public offering. We have firmly established ourselves as a proven, reliable, and long-term partner to premier operators in the Permian Basin and are growing rapidly alongside our customers as we help them solve their increasing water challenges. We are proud of how much the Aris team accomplished in 2021 and look forward to a positive outlook for the industry and Aris heading into 2022.”

OPERATIONS UPDATE

For the year of 2021, the company averaged approximately 947,000 barrels of water per day of total volumes handled, up approximately 38% from 686,000 barrels of water per day for the year of 2020. The Company’s volume growth was primarily driven by increased activity levels from its long-term contracted customers and additional adoption of our recycled produced water solutions.

In the fourth quarter of 2021, Aris signed three new long-term acreage dedication agreements in Eddy and Lea Counties, New Mexico adding approximately 34,000 dedicated acres. Over the course of 2021, the Company added over 68,000 newly dedicated acres, bringing total dedicated acres to approximately 583,000 acres.

FINANCIAL UPDATE

During the fourth quarter of 2021, the Company recorded consolidated net income of $6.4 million compared to consolidated net income of $0.3 million for the fourth quarter of 2020. The Company recorded a consolidated net loss of $7.0 million during full year 2021, compared to consolidated net income of $7 thousand for full year 2020. Excluding a non-cash charge of $28.5 million associated with the abandonment of an asset, consolidated net income for the full year of 2021 was $21.5 million.

The Company had Gross Margin per barrel of $0.27/bbl for the fourth quarter of 2021 compared to $0.13/bbl in the fourth quarter of 2020. The Company had Adjusted Operating Margin per barrel of $0.43/bbl for the fourth quarter of 2021, compared to $0.35/bbl in the fourth quarter of 2020. Over the course of 2021, Aris expanded its margins through increased recycling activities, enhanced automation, and spreading fixed costs over a larger volumetric base.

The Company had Adjusted EBITDA1 of $35.7 million for the fourth quarter of 2021 compared to $18.4 million in the fourth quarter of 2020, an increase of 94%. For the year of 2021, the Company had Adjusted EBITDA 1 of $120.5 million compared to $74.0 million for the year of 2020, an increase of 63%.

Fourth quarter 2021 property, plant, and equipment expenditures totaled $11.9 million compared to $17.8 million in the fourth quarter of 2020. Aris continues to invest in high-return capital projects that support its long-term contracted customers and leverage its existing infrastructure.

STRONG BALANCE SHEET AND LIQUIDITY

As of December 31, 2021, the Company had approximately $60.0 million in cash and an undrawn and available $200.0 million revolving credit facility. Aris is currently at the low end of its leverage target of 2.5-3.5X 2.

FIRST QUARTER 2022 DIVIDEND

On February 25, 2022, Aris announced that its Board of Directors declared a dividend on its Class A common stock for the first quarter of 2022 of $0.09 per share. In conjunction with the dividend payment, a distribution of $0.09 per unit will be paid to unit holders of Solaris Midstream Holdings, LLC. The dividend will be paid on March 29, 2022, to holders of record of the Company’s Class A common stock as of the close of business on March 17, 2022. The distribution to unit holders of Solaris Midstream Holdings, LLC will be subject to the same payment and record dates.

2 Defined as net debt as of 12/31/2021 divided by annualized 4Q 2021 Adjusted EBITDA. Net debt is calculated as total debt less cash and cash equivalents.

2022 OUTLOOK

Aris anticipates continued rapid growth in 2022 due to accelerating activity on the Company’s dedicated acreage and increasing adoption of recycling as customers recognize our reliability and sustainability benefits. For the year of 2022, the Company projects Adjusted EBITDA of $150.0-$160.0 million, growing approximately 30% versus 2021, and capital expenditures of $80.0-$90.0 million. The Company projects approximately $50.0-$60.0 million of capital expenditures for the first half of the 2022 to support anticipated production increases in the second half of 2022. For the first quarter of 2022, the Company expects Adjusted EBITDA of $32.0-$34.0 million.

CONFERENCE CALL

Aris will host a conference call and webcast for investors and analysts to discuss its results for the fourth quarter and full year 2021 on Tuesday, March 1, 2022 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Participants should call (877) 407-5792 and should refer to Aris Water Solutions, Inc. when dialing in. An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately 14 days. To access the replay, call (877) 660-6853 (United States/Canada) or (201) 612-7415 (International) and enter access code 13726761. A live broadcast of the earnings conference call and the related earnings presentation will also be available via the internet at www.ariswater.com under the “Investors” section of the website. A replay will also be available on the website following the call.

About Aris Water Solutions, Inc.

Aris Water Solutions, Inc. is a leading, growth-oriented environmental infrastructure and solutions company that directly helps its customers reduce their water and carbon footprints. Aris Water delivers full-cycle water handling and recycling solutions that increase the sustainability of energy company operations. Its integrated pipelines and related infrastructure create long-term value by delivering high-capacity, comprehensive produced water management, recycling and supply solutions to operators in the core areas of the Permian Basin.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, those regarding the Company’s business strategy, its industry, its future profitability, the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the volatility in global oil markets and the COVID-19 pandemic, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and the Company’s future business and financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “guidance,” “preliminary,” “project,” “estimate,” “expect,” “continue,” “intend,” “plan,” “believe,” “forecast,” “future,” “potential,” “may,” “possible,” “could” and variations of such words or similar expressions. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the risk factors discussed or referenced in its filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Table 1

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except for share	Three Months Ended		Year Ended
and per share amounts)	December 31,		December 31,
	2021	2020	2021	2020
Revenue
Produced Water Handling	$27,118	$19,781	$98,486	$90,163
Produced Water Handling—Affiliates	24,382	16,212	86,598	51,496
Water Solutions	13,297	4,392	25,121	14,802
Water Solutions—Affiliates	2,182	4,539	19,046	15,011
Total Revenue	66,979	44,924	229,251	171,472
Cost of Revenue
Direct Operating Costs	24,211	23,791	90,914	95,431
Depreciation, Amortization and Accretion	15,217	12,498	60,767	44,027
Total Cost of Revenue	39,428	36,289	151,681	139,458
Operating Costs and Expenses
Abandoned Well Costs	1,103	—	28,505	—
General and Administrative	12,026	5,242	27,266	18,663
Other Operating Expenses (Income), Net	67	793	2,657	5,647
Total Operating Expenses	13,196	6,035	58,428	24,310
Operating Income	14,355	2,600	19,142	7,704
Other Expense
Interest Expense, Net	7,618	2,310	25,473	7,674
Other	—	—	380	—
Total Other Expense	7,618	2,310	25,853	7,674
(Loss) Income Before Taxes	6,737	290	(6,711)	30
Income Tax Expense	379	8	298	23
Net (Loss) Income	$6,358	$282	$(7,009)	$7
Equity Accretion and Dividend—Redeemable Preferred	—	(2,407)	21	(4,335)
Net (Loss) Income—Stockholders'/Members' Equity	$6,358	$(2,125)	$(6,988)	$(4,328)
Net Income (Loss), Equity Accretion and Dividend Prior to IPO	3,037		(10,309)
Net Income Attributable to Noncontrolling Interest	2,209		2,209
Net Income Attributable to Class A Common Stock	$1,112		$1,112

Earnings Per Share of Class A Common Stock Basic and Diluted (1)	$0.05		$0.05
Weighted Average Shares of Class A Common Stock Basic and Diluted (1)	20,888,675		20,888,675

(1) Represents earnings per share of Class A Common Stock and weighted-average shares of Class A common stock outstanding for the period from October 26, 2021 through December 31, 2021, the period following the reorganization transactions and IPO.

Table 2

Aris Water Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,
	2021	2020
Assets
Cash and Cash Equivalents	$60,055	$24,932
Accounts Receivable, Net	41,973	21,561
Accounts Receivable from Affiliate	20,191	11,538
Other Receivables	4,126	3,722
Prepaids and Deposits	6,043	4,315
Total Current Assets	132,388	66,068
Fixed Assets
Property, Plant and Equipment	700,756	661,446
Accumulated Depreciation	(67,749)	(43,258)
Total Property, Plant and Equipment, Net	633,007	618,188
Intangible Assets, Net	304,930	337,535
Goodwill	34,585	34,585
Net Deferred Income Tax Assets	19,933	—
Other Assets	1,850	1,429
Total Assets	$1,126,693	$1,057,805
Liabilities, Mezzanine, Stockholders' and Members' Equity
Accounts Payable	$7,082	$16,067
Payables to Affiliate	1,499	1,884
Accrued and Other Current Liabilities	40,464	27,838
Total Current Liabilities	49,045	45,789
Long-Term Debt, Net of Debt Issuance Costs	392,051	297,000
Asset Retirement Obligations	6,158	5,291
Tax Receivable Agreement Liability	75,564	—
Deferred Revenue and Other Long-Term Liabilities	1,336	1,432
Total Liabilities	524,154	349,512
Commitments and Contingencies
Mezzanine Equity:
Redeemable Preferred Units, $10,000 par value, none issued or outstanding as of December 31, 2021 and 7,307 outstanding as of December 31, 2020	—	74,378
Stockholders' and Members' Equity:
Members' Equity	—	633,915
Class A Common Stock $0.01 par value, 600,000,000 authorized, 21,858,022 issued and 21,847,831 outstanding as of December 31, 2021. None issued or outstanding at December 31, 2020	218	—
Class B Common Stock $0.01 par value, 180,000,000 authorized, 31,716,104 issued and outstanding as of December 31, 2021. None issued or outstanding at December 31, 2020	317	—
Treasury Stock (at Cost), 10,191 shares as of December 31, 2021 and none at 2020	(135)
Additional Paid-in-Capital	212,926	—
Accumulated Deficit	(457)	—
Total Stockholders'/Members' Equity Attributable to Aris Water Solutions, Inc.	212,869	—
Noncontrolling Interests	389,670	—
Total Stockholders'/Members' Equity	602,539	633,915
Total Liabilities, Mezzanine and Stockholders'/Members' Equity	$1,126,693	$1,057,805

Table 3

Aris Water Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended		Year Ended
(in thousands)	December 31,		December 31,
	2021	2020	2021	2020
Cash Flow from Operating Activities
Net (Loss) Income	$6,358	$282	$(7,009)	$7
Adjustments to reconcile Net Income (Loss) to Net Cash provided by Operating Activities
Depreciation, Amortization and Accretion	15,217	12,498	60,767	44,027
Deferred Income Tax Benefit	379	—	379	—
Stock Based Compensation	1,586	—	1,586	—
Abandoned Well Costs	1,103	—	28,505	—
Loss (Gain) on Disposal of Asset, Net	50	51	275	133
Abandoned Projects	12	624	2,047	2,125
Amortization of Deferred Financing Costs	553	213	1,873	783
Loss on Debt Modification	—	—	380	—
Bad Debt Expense	—	363	216	446
Changes in operating assets and liabilities:
Accounts Receivable	(10,225)	1,233	(21,456)	10,620
Accounts Receivable from Affiliate	1,393	2,720	(8,653)	5,195
Other Receivables	133	(3,715)	364	(3,659)
Prepaids and Deposits	(4,694)	(1,580)	(2,178)	(58)
Accounts Payable	(4,987)	(1,600)	(8,271)	193
Payables to Affiliate	330	(390)	(385)	—
Adjustment in Deferred Revenue	(93)	325	(139)	1,300
Accrued Liabilities and Other	(5,489)	6,197	10,511	6,659
Net Cash Provided by Operating Activities	1,626	17,221	58,812	67,771

Cash Flow from Investing Activities
Property, Plant and Equipment Expenditures	(11,936)	(17,754)	(74,664)	(139,589)
Net Cash Used in Investing Activities	(11,936)	(17,754)	(74,664)	(139,589)

Cash Flow from Financing Activities
Proceeds from issuance of Class A Common Stock sold in Initial Public Offering, net of underwriting discounts and commissions	249,355	—	249,355	—
Payment of Issuance Costs of Class A Common Stock	(2,058)	—	(2,913)	—
Distributions to Unit Holders	(213,186)	—	(213,186)	—
Repurchase of Shares	(135)	—	(135)	—
Proceeds from Senior Sustainability-Linked Notes	—	—	400,000	—
Payments of Financing Costs Related to Issuance of Senior Sustainability-Linked Notes	—	—	(9,352)	—
Repayment of Credit Facility	—	—	(297,000)	—
Proceeds from Credit Facility	—	4,000	—	77,000
Redemption of Redeemable Preferred Units	—	—	(74,357)	—
Payments of Financing Costs	—	(45)	(1,442)	(536)
Members' Contributions	—	13,203	5	13,203
Net Cash Provided by Financing Activities	33,976	17,158	50,975	89,667
Net Increase in Cash and Cash Equivalents	23,666	16,625	35,123	17,849
Cash and Cash Equivalents, Beginning of Period	36,389	8,307	24,932	7,083
Cash and Cash Equivalents, End of Period	$60,055	$24,932	$60,055	$24,932

Use of Non-GAAP Financial Information

The Company uses financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, free cash flow, Adjusted Operating Margin, Adjusted Operating Margin per Barrel and Adjusted Net Income. Although these Non-GAAP financial measures are important factors in assessing the Company’s operating results and cash flows, they should not be considered in isolation or as a substitute for net income or gross margin or any other measures prepared under GAAP. Additionally, the Company uses a current leverage ratio to evaluate it’s financial position.

The Company calculates Adjusted EBITDA as net income (loss) plus: interest expense; income taxes; depreciation, amortization and accretion expense; asset impairment and abandoned project charges; losses on the sale of assets; loss on debt modification; and non-recurring or unusual expenses or charges (including temporary power costs), less any gains on sale of assets.

The Company calculates free cash flow as cash flow from operating activities adjusted to exclude cash spent on property, plant and equipment.

The Company calculates Adjusted Operating Margin as Gross Margin plus depreciation, amortization and accretion and temporary power costs. The Company defines Adjusted Operating Margin per Barrel as Adjusted Operating Margin divided by total volumes.

The Company calculates Adjusted Net Income as net income plus the after tax impacts of stock-based compensation and certain items affecting comparability (typically noncash and/or nonrecurring items).

For year-end 2021, the Company calculates its current leverage ratio as net debt as of December 31, 2001, divided by annualized 4Q 2021 Adjusted EBITDA. Net debt is calculated as the principal amount of total debt as of December 31, 2021 less cash and cash equivalents as of December 31, 2021.

The Company believes this presentation is used by investors and professional research analysts for the valuation, comparison, rating, and investment recommendations of companies within its industry. Additionally, the Company uses this information for comparative purposes within its industry. Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel and Adjusted Net Income are not measures of financial performance under GAAP and should not be considered as measures of liquidity or as alternatives to net income (loss) or gross margin. Adjusted EBITDA, Adjusted Operating Margin, Adjusted Operating Margin per Barrel and Adjusted Net Income as defined by the Company may not be comparable to similarly titled measures used by other companies and should be considered in conjunction with net income (loss) and other measures prepared in accordance with GAAP, such as gross margin, operating income, net income or cash flows from operating activities.

Although we provide forecasts for the non-GAAP measure Adjusted EBITDA, we are not able to forecast the most directly comparable measure net income calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP net income are not predictable, making it impractical for us to forecast. Such elements include but are not limited to non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs, which could have a significant impact on the GAAP measure. As a result, no reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income is provided.

Table 4

Aris Water Solutions, Inc.

Operating Metrics

(Unaudited)

	Three Months Ended
	December 31,		Year Ended December 31,
	2021	2020	2021	2020
Thousands barrels water per day
Produced Water Handling Volumes	750	583	707	570
Water Solutions Volumes:
Recycled Produced Water Volumes Sold	185	75	123	44
Groundwater Volumes Sold	107	69	73	61
Groundwater Volumes Transferred	50	12	44	11
Total Water Solutions Volumes	342	156	240	116
Total Volumes	1,092	739	947	686

Per Barrel Operating Metrics
Produced Water Handling Revenue/Barrel	$0.75	$0.67	$0.72	$0.68
Water Solutions Revenue/Barrel	$0.49	$0.63	$0.50	$0.70
Revenue/Barrel of Total Volumes	$0.67	$0.66	$0.66	$0.68
Direct Operating Costs/Barrel	$0.24	$0.35	$0.26	$0.38
Adjusted Operating Margin/Barrel	$0.43	$0.35	$0.41	$0.36

Table 5

Aris Water Solutions, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA

(Unaudited)

	Three Months Ended			Year Ended
(in thousands, except for per BBL amounts)	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Net Income (Loss)	($ 20,743)	$ 6,358	$ 282	($ 7,009)	$ 7
Interest Expense, Net	7,880	7,618	2,310	25,473	7,674
Income Tax Expense	(83)	379	8	298	23
Depreciation, Amortization and Accretion	15,378	15,217	12,498	60,767	44,027
Abandoned Well Costs	27,402	1,103	—	28,505	—
Abandoned Projects	679	12	624	2,047	2,125
Temporary Power Costs	—	—	2,310	4,253	14,979
Loss on Disposal of Asset, Net	8	50	51	275	133
Other Non-Operating Expense	—	—	—	380	—
Settled Litigation	—	—	171	—	1,482
IPO Transaction Bonus	—	3,367	—	3,367	—
Transaction Costs	253	5	118	335	3,389
Stock-Based Compensation	—	1,586	—	1,586	—
Severance and Other	—	—	—	221	190
Adjusted EBITDA	$ 30,774	$ 35,695	$ 18,372	$ 120,498	$ 74,029

Total Revenue	59,499	66,979	44,924	229,251	171,472
Cost of Revenue	(38,875)	(39,428)	(36,289)	(151,681)	(139,458)
Gross Margin	20,624	27,551	8,635	77,570	32,014
Depreciation, Amortization and Accretion	15,378	15,217	12,498	60,767	44,027
Temporary Power Costs	—	—	2,310	4,253	14,979
Adjusted Operating Margin	36,002	42,768	23,443	142,590	91,020
Total Volumes (Thousands of BBLs)	88,357	100,528	67,870	345,576	251,308
Adjusted Operating Margin/BBL	$ 0.41	$ 0.43	$ 0.35	$ 0.41	$ 0.36

Table 6

Aris Water Solutions, Inc.

Reconciliation of Net Income to Non-GAAP Adjusted Net Income

(Unaudited)

(in thousands)	Three Months Ended December 31, 2021
Net Income	$6,358
Adjusting Items:
IPO Bonus (1)	3,367
Stock-based Compensation	1,586
Tax Effect of Adjusting Items (2)	(396)
Adjusted Net Income	$10,915

(1) One time cash bonus paid to employees upon completion of initial public offering

(2) Estimated tax effect of adjusted items allocated to Aris' based on statutory rates

Table 7

Aris Water Solutions, Inc.

Computation of Current Leverage Ratio

(Unaudited)

As of December 31, 2021

Principal Amount of Debt at December 31, 2021	$ 400,000
Less: Cash and Cash Equivalents at December 31, 2021	(60,055)
Net Debt	$ 339,945

Adjusted EBITDA for the Three Months Ended December 31, 2021	$ 35,695
x 4 Quarters	x 4
Annualized Adjusted EBITDA	$ 142,780

Net Debt	$ 339,945
÷ Annualized Adjusted EBITDA	$ 142,780
Current Leverage Ratio as of December 31, 2021	2.4